EXHIBIT 99.1
ANNUAL STATEMENT SERVICER’S CERTIFICATE
VW CREDIT, INC.
VOLKSWAGEN CREDIT AUTO MASTER OWNER TRUST, SERIES 2005-1
     The undersigned, a duly authorized representative of VW Credit, Inc. (“VCI”, or the “Servicer”), pursuant to the Amended and Restated Trust Sale and Servicing Agreement dated as of August 11, 2005 (as amended or supplemented, or otherwise modified and in effect from time to time, the “Agreement”), by and among Volkswagen Credit Auto Master Owner Trust, as Trust, Volkswagen Dealer Finance, LLC, as Transferor, and VW Credit, Inc., as Servicer, do hereby certify that:
1.	VCI is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a servicing officer and is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Rating Agencies, the Owner Trustee, the Indenture Trustee, any Agent and any Enhancement Providers.

3.	A review of the activities of the Servicer during the period from January 1, 2007 through December 31, 2007 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such period.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this eighteenth day of March, 2008.

Name: Title:	/s/ Frank Witter Frank Witter President & CFO